Exhibit 99.1

                           LONG BEACH MORTGAGE COMPANY

                              OFFICER'S CERTIFICATE
                         ANNUAL STATEMENT OF COMPLIANCE

      Re: GSAMP Trust 2005-S2 (the "Trust) Mortgage Pass-Through Certificates
          Series 2005-S2, issued pursuant Pooling and Servicing Agreement dated as of May 1, 2005 (the "Pooling and Servicing Agreement") among GS Mortgage Securities Corp., as depositor (the "Depositor"), Long Beach Mortgage Company as master servicer (the "Master Servicer"), Long Beach Mortgage Compamy, as responsible party
          (the "Responsible Party"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), and Wachovia Bank, Natioanl Association, as co-trustee (the "Co-Trustee")

      I, Donald E. Roden, an authorized officer of the Master Servicer, certify for the benefit of the Owner or the Depositor, Trustee, NIMS Insurer and each Rating Agency with respect to the calendar year immediately preceding the date of this Officer's Certificate (the "Relevant Year"), as follows:

1. A review of the activities of the Master Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

DATED as of March 1, 2006.

                                                /s/: Donald E. Roden
                                               ---------------------------------
                                               Name:    Donald E. Roden
                                               Title:   Senior Vice President